SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.__)*

                               PHARMACYCLICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   716933 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  March 9, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages

                       Exhibit Index Contained on Page 17

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 2 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       78,394 shares, which are directly owned by Integral Capital
                SHARES                                     Partners International II, C.V. ("ICPI2").   ICM2 is the
             BENEFICIALLY                                  investment general partner of ICPI2.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           78,394   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               78,394 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.6%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 3 of  20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       356,440 shares, of which 290,285 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 66,155 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3"). ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           356,440  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              356,440 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.9%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 4 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       363,350 shares which are directly owned by Integral Capital
                SHARES                                     Partners IV, L.P. ("ICP4").  ICM4 is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           363,350 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              363,350 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.9%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 5 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP MS Management, LLC ("ICP Management")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,750 shares which are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund").  ICP Management is
             BENEFICIALLY                                  the general partner of Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 6 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands  Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       78,394 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           78,394   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               78,394 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.6%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 7 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       290,285 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           290,285  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              290,285 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.3%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 8 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR  PLACE  OF   ORGANIZATION
                     Cayman  Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       66,155 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           66,155   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               66,155 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.5%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 9 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       363,350 shares are directly owned by ICP4. Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           363,350  shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             363,350  shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.9%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13G        Page 10 of 20 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a)   [ ]     (b )   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,750  shares are directly owned by Side Fund. ICP MS
                SHARES                                     Management, LLC is the general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                           [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Pharmacyclics, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  995 East Arques Avenue
                  Sunnyvale, CA  94086

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management II, L.P., a Delaware limited partnership, ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), and ICP MS Management, LLC, a Delaware limited liability company "(ICP Management"). The principal business address of ICM2, ICM3, ICM4 and ICP Management is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM2 is the investment general partner of Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). ICP Management is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM2, ICM3, ICM4 and ICP Management, this statement relates only to ICM2's, ICM3's, ICM4's and ICP Management's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICPI2, ICP3, ICPI3, ICP4 and Side Fund, and none of ICM2, ICM3, ICM4 or ICP Management, directly or otherwise hold any Shares. Management of the business affairs of ICM2, ICM3, ICM4 and ICP Management, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2, ICM3, ICM 4 and ICP Management, respectively such that no single general partner or manager of ICM2, ICM3, ICM4 or ICP Management has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  716933 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING
        IS A:

         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [    ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)      [    ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [    ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ X ].

ITEM 4.  OWNERSHIP.

         Provide  the  following  information  regarding  the  aggregate  number  and  percentage  of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management II, L.P. ("ICM2")

                  (a)      Amount Beneficially Owned:  78,394
                  (b)      Percent of Class: 0.6%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  78,394
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 78,394

         B.       Integral Capital Management III, L.P. ("ICM3")

                  (b)      Amount Beneficially Owned:  356,440
                  (b)      Percent of Class: 2.9%
                  (c)      Number of shares as to which such person has:
                           4.    Sole power to vote or to direct vote:  -0-
                           5.    Shared power to vote or to direct vote:  356,440
                           6.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 356,440



                                                                   Page 13 of 20


         C.       Integral Capital Management IV, LLC ("ICM4")

                  (a)      Amount Beneficially Owned:  363,350
                  (b)      Percent of Class: 2.9%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 363,350
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 363,350

         D.       ICP MS Management, LLC ("ICP Management")

                  (a)      Amount Beneficially Owned:  1,750
                  (b)      Percent of Class: 0.01%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 1,750
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 1,750

         E.       Integral Capital Partners International II C.V. ("ICPI2")

                  (a)      Amount Beneficially Owned:  78,394
                  (b)      Percent of Class: 0.6%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 78,394
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 78,394

         F.       Integral Capital Partners III, L.P. ("ICP3")

                  (a)      Amount Beneficially Owned:  290,285
                  (b)      Percent of Class:  2.3%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 290,285
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 290,285

         G.       Integral Capital Partners International III, L.P. ("ICPI3")

                  (a)      Amount Beneficially Owned:  66,155
                  (b)      Percent of Class: 0.5%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 66,155
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 66,155



                                                                  Page 14 of  20

         H.       Integral Capital Partners IV, L.P. ("ICP4")

                  (a)      Amount Beneficially Owned:  363,350
                  (b)      Percent of Class: 2.9%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 363,350
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 363,350

         I.       Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

                  (a)      Amount Beneficially Owned:  1,750
                  (b)      Percent of Class: 0.01%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 1,750
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 1,750

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 16, 1999
                                 INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                                 INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                                 INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 ICP MS MANAGEMENT IV, LLC


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                                 By Integral Capital Management II, L.P., its Investment General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                                 INTEGRAL CAPITAL PARTNERS III, L.P.

                                 By Integral Capital Management III, L.P., its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                 III, L.P.

                                 By Integral Capital Management III, L.P., its Investment General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                 INTEGRAL CAPITAL PARTNERS IV, L.P.

                                 By Integral Capital Management IV, LLC,
                                 its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                 L.P.

                                 By ICP MS Management, LLC,
                                 its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                  EXHIBIT INDEX
                                  -------------


                                                                 Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:        Agreement of Joint Filing                           18

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated March 16, 1999 containing the information required by Schedule 13G, for the 799,934 Shares of capital stock of Pharmacyclics, Inc. held by Integral Capital Partners
International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  March 16, 1999
                                 INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                                 INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                                 INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 ICP MS MANAGEMENT IV, LLC


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                                 By Integral Capital Management II, L.P., its Investment General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                 INTEGRAL CAPITAL PARTNERS III, L.P.

                                 By Integral Capital Management III, L.P., its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                 III, L.P.

                                 By Integral Capital Management III, L.P., its Investment General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                 INTEGRAL CAPITAL PARTNERS IV, L.P.

                                 By Integral Capital Management IV, LLC,
                                 its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                 INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                 L.P.

                                 By ICP MS Management, LLC,
                                 its General Partner


                                 By         /s/ Pamela K. Hagenah
                                   ----------------------------------
                                            Pamela K. Hagenah
                                            a Manager